                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant To Section 14(a) of the
                        Securities Exchange Act of 1934



Filed by the Registrant                         [X]
Filed by a Party other than the Registrant      [ ]


Check the appropriate box:

[ ]  Preliminary Proxy Statement                   [ ] Confidential, For Use of
[X]  Definitive Proxy Statement                        the Commission Only (as
[ ]  Definitive Additional Materials                   permitted by Rule
[ ]  Soliciting Material Pursuant to Rule 14a-12       14a-6(e)(2))


                           Prentiss Properties Trust
         (Name of Registrant as Specified In Its Declaration of Trust)

                  ___________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
                                                          ---------------------

     (5)  Total fee paid:
                         ------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:
                                                    ---------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
                                 ----------------------------------------------

     (2)  Form, Schedule or Registration Statement no.:
                                                       ------------------------

     (3)  Filing Party:
                       --------------------------------------------------------

     (4)  Date Filed:
                     ----------------------------------------------------------

PRENTISS PROPERTIES TRUST
3890 West Northwest Highway, Suite 400
Dallas, Texas 75220




March 30, 2001


Dear Shareholder:

Your Board of Trustees joins me in extending an invitation to attend the 2001 Annual Meeting of our shareholders which will be held on Wednesday, May 9, 2001 at the Embassy Suites Hotel, 3880 West Northwest Highway, Dallas, Texas 75220. The meeting will start promptly at 11:00 a.m., local time.

We sincerely hope you will be able to attend and participate in the meeting. We will report on the Company's progress and respond to questions you may have about the Company's business. There will also be important items which are required to be acted upon by our shareholders.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting, and, therefore, we urge you to complete, sign, date and return the enclosed proxy card in the envelope provided for this purpose.

Very sincerely yours,

/s/ Michael V. Prentiss

Michael V. Prentiss
Chairman of the Board

                           PRENTISS PROPERTIES TRUST
                          3890 West Northwest Highway
                              Dallas, Texas 75220

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON May 9, 2001


To the Shareholders
 of Prentiss Properties Trust:

     The 2001 Annual Meeting of the shareholders (the "Annual Meeting") of Prentiss Properties Trust (the "Company") will be held on Wednesday, May 9, 2001 at the Embassy Suites Hotel at 3880 W. Northwest Highway, Dallas, Texas 75220 at 11:00 a.m., local time, for the following purposes:

     1. To elect two Class II trustees of the Company to serve until the 2004 Annual Meeting of our shareholders, and until the respective successor of each is duly elected and qualified;

     2. To approve an amendment to the Company's 1996 Share Incentive Plan (the "1996 Plan") to increase the aggregate number of the Company's common shares of beneficial interest, par value $0.01 per share (the "Common Shares") that may be issued under the 1996 Plan by 500,000 Common Shares;

     3. To consider and act upon one shareholder proposal if presented at the annual meeting; and

     4. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

     Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

     The Board of Trustees has fixed the close of business on March 16, 2001 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only holders of record of the Common Shares at the close of business on the record date (the "Shareholders") will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. A complete list of Shareholders entitled to vote at the Annual Meeting will be available for examination by any Shareholder at the Company's principal executive offices at 3890 W. Northwest Highway, Suite 400, Dallas, Texas 75220, for purposes pertaining to the Annual Meeting.

     We have included along with this notice a Proxy Statement, the 2000 Annual Report to Shareholders and the Company's Form 10-K, which describe certain of the Company's activities during 2000 and contain the Company's financial statements for the year ended December 31, 2000. The Annual Report and Form 10-K do not form any part of the material for solicitation of proxies.

     Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided. If you attend the Annual Meeting, you may revoke your proxy at any time prior to the time it is voted, including by voting in person at the Annual Meeting, even if you have previously returned your proxy card.

By Order of the Board of Trustees

/s/ Gregory S. Imhoff

Gregory S. Imhoff
Senior Vice President and Secretary

Dallas, Texas
March 30, 2001

                           PRENTISS PROPERTIES TRUST
                     3890 W. Northwest Highway, Suite 400
                              Dallas, Texas 75220

              ___________________________________________________

                                PROXY STATEMENT
              ___________________________________________________


                      2001 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 9, 2001


                                 INTRODUCTION

     This proxy statement and the accompanying proxy card and notice of annual meeting is provided in connection with the solicitation of proxies by the Board of Trustees of Prentiss Properties Trust, a Maryland real estate investment trust (the "Company"), for use at the annual meeting of shareholders to be held at the Embassy Suites Hotel, 3880 W. Northwest Highway, Dallas, Texas 75220, on Wednesday, May 9, 2001 at 11:00 a.m., local time (the "Annual Meeting") and any adjournments thereof. The mailing address of the principal executive offices of the Company is 3890 W. Northwest Highway, Suite 400, Dallas, Texas 75220. This proxy statement and the proxy card and notice of Annual Meeting, all enclosed herewith, are first being mailed to the shareholders of record of the Company on or about March 30, 2001. The date of this proxy statement is March 30, 2001.

                        PURPOSES OF THE ANNUAL MEETING

     At the Annual Meeting, the holders of record (the "Shareholders") of common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), of the Company on March 16, 2001 will vote upon the following matters:

     (1) The proposal to elect two Class II trustees of the Company to serve until the 2004 Annual Meeting of the Company's shareholders and until the respective successor of each is duly elected and qualified ("Proposal One");

     (2) The proposal to amend the Company's 1996 Share Incentive Plan (the "1996 Plan") to increase the aggregate number of the Company's common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), that may be issued under the 1996 Plan by 500,000 Common Shares ("Proposal Two");

     (3) To consider and act upon one shareholder proposal if presented at the Annual Meeting ("Proposal Three"); and

     (4) The transaction of such other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

     The Board of Trustees recommends that you vote "FOR" each of Proposal One and Proposal Two and "AGAINST" Proposal Three.

                            RECORD DATE AND VOTING

Record Date and Shareholders List

     The Board of Trustees has established the close of business on March 16, 2001 as the record date (the "Record Date"). Only shareholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on the Record Date, the Company had 36,670,971 Common Shares outstanding.

     A list of Shareholders entitled to vote at the Annual Meeting, which will be arranged in alphabetical order and which will show each Shareholder's address and the number of shares registered in his or her name, will be open to any Shareholder to examine for any purpose related to the Annual Meeting. Any Shareholder may examine this list during ordinary business hours commencing March 30, 2001, and continuing through the date of the Annual Meeting at the principal office of the Company, at 3890 West Northwest Highway, Dallas, Texas 75220.

The Proxy

     The solicitation of proxies is being made primarily by mail and Internet. The cost of preparing and mailing this proxy statement and the accompanying material, and the cost of any supplementary solicitations, which may be made by mail, telephone, telegraph or personally by officers and employees of the Company, will be borne by the Company.

     The Board of Trustees has selected Gregory S. Imhoff and J. Kevan Dilbeck as proxies, and they are named as such on the proxy card. The proxy will be voted as specified by the Shareholder in the spaces provided on the proxy card, or if no specification is made, it will be voted in favor of the proposals. A Shareholder giving a proxy has the power to revoke it either by delivering written notice of such revocation to the Secretary of the Company before the Annual Meeting or by attending the Annual Meeting and voting in person. Beneficial owners of the Company's Common Shares held in the name of a broker or other intermediary may vote and revoke a previous vote only through, and in accordance with, procedures established by the record holder(s) or their agent(s).

     In voting by proxy in regard to Proposal One, Shareholders may vote in favor of all of the nominees, withhold their votes as to all of the nominees, or withhold their votes as to any specified nominee. Shareholders may not abstain with respect to the election of trustees. With regard to Proposals Two and Three, Shareholders may vote in favor of the proposals, against the proposals or abstain from voting with respect to the proposals.

Quorum, Required Vote and Voting Rights

     Quorum. The presence, in person or by proxy, of Shareholders holding a majority of the outstanding Common Shares on the Record Date will constitute a quorum at the Annual Meeting. Shares that are represented at the Annual Meeting but abstain from voting on any or all matters and shares that are "broker non-votes" (shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof or persons entitled to vote thereon) will be counted as shares present and entitled to vote in determining whether a quorum is present at the Annual Meeting. The election inspectors appointed for the Annual Meeting will determine the number of Common Shares present at the meeting, determine the validity of proxies and ballots, determine whether or not a quorum is present, and count all votes and ballots. Unless a quorum is present at the Annual Meeting, no action may be taken at the meeting except the adjournment thereof until a later time.

     Required Vote. With respect to Proposal One, if a quorum is present, a vote of a plurality of all the votes cast by Shareholders, in person or by proxy, will elect each nominee for trustee. Votes "withheld" from a trustee-nominee also have the effect of a negative vote since a plurality of the shares cast at the Annual Meeting is required for the election of each trustee. Shareholders may not abstain from voting with respect to the election of trustees. "Broker non-votes" relate to shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof or person entitled to vote thereon. Because the election of trustees is a routine matter for which specific instructions from beneficial owners will not be required, no "broker non-votes" will arise in the context of Proposal One.

     Approval of Proposals Two and Three requires the majority of all the votes cast at the Annual Meeting by Shareholders representing a quorum present in person or by proxy. Abstentions from voting on Proposals Two and Three will not be counted as votes cast and therefore will have no effect on the outcome of the proposal. Broker non-votes will not be treated as a vote cast with respect to Proposals Two and Three and therefore will have no effect on the outcome of such proposal.

     Voting Rights. With respect to each proposal, each Shareholder will be entitled to one vote per Common Share held by the Shareholders as of the Record Date.

                                 PROPOSAL ONE
                             ELECTION OF TRUSTEES

Nominees for Election to the Board of Trustees

     The Company's declaration of trust divides the Board of Trustees into three classes as nearly equal in number as possible, with each class serving a term of three years. If a quorum is present, a vote of a plurality of all the votes cast by Shareholders, in person or by proxy, will elect each nominee for trustee. The Board of Trustees has set the number of trustees constituting the current Board of Trustees at seven, two of whom will be elected at the Annual Meeting.

     The Company has no Nominating Committee of its Board of Trustees, with the entire Board of Trustees acting in such a capacity. The Board of Trustees has nominated two of the present Class II trustees, Dr. Leonard M. Riggs, Jr. and Ronald G. Steinhart, to serve as Class II trustees until the Company's annual meeting in 2004 and until the respective successor of each is duly elected and qualified. The remaining members of the Board of Trustees will continue as members thereof until their respective terms expire, as indicated below, or until their respective successors are duly elected and qualified.

     If any nominee becomes unavailable or unwilling to serve the Company as a trustee for any reason, the persons named as proxies in the proxy card are expected to consult with management of the Company in voting the shares represented by them. The Board of Trustees has no reason to doubt the availability of the nominees, and each has indicated his willingness to serve as a trustee of the Company if reelected by the Shareholders at the Annual Meeting.

________________________________________________________________________________

                   NOMINEES FOR ELECTION AS CLASS II TRUSTEE
                             (TERM EXPIRING 2004)
________________________________________________________________________________



DR. LEONARD M. RIGGS, JR. serves as an Independent Trustee of the Company and has served in such capacity since the Company's formation in October 1996. Until recently Dr. Riggs was Chief Executive Officer of EmCare, Inc., a publicly-held physician practice management company specializing in emergency medicine. Dr. Riggs founded EmCare, Inc. as Emergency Health Service Associates in 1972. Dr. Riggs has also served as the Director of Emergency Medicine at Baylor University Medical Center from 1974 until 1998. Dr. Riggs is a former president of the American College of Emergency Physicians. He holds a B.S. degree from Centenary College of Shreveport, Louisiana and an M.D. degree from the University of Texas Southwestern Medical School in Dallas, Texas.

Committees:  Audit and Compensation


RONALD G. STEINHART serves as an Independent Trustee of the Company and has served in such capacity since the Company's formation in October, 1996. Mr. Steinhart served as Chairman and Chief Executive Officer, Commercial Banking Group of Bank One Corporation from December 1996 until his retirement in January, 2000. From January, 1995 to December, 1996, Mr. Steinhart was Chairman and Chief Executive Officer of Bank One Texas, N.A. Mr. Steinhart joined Bank One in connection with the merger of Team Bank, which he founded in 1988. Mr. Steinhart serves as a Director of NCH Corporation and United Auto Group, Inc. and as a Trustee of MFS/Sun Life Series Trust. Mr. Steinhart holds BBA and MBA degrees from the University of Texas at Austin and is a Certified Public Accountant. Mr. Steinhart served as President and Chief Operating Officer of InterFirst Corporation from 1981 to 1987. Prior to joining InterFirst Corporation in 1980, Mr. Steinhart organized investors to charter and purchase six banks.

Committees:  Audit (Chairman)

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL ONE.
                                                    ---

Committees and Meetings of the Board of Trustees

     Trustee Meetings. The business of the Company is under the general management of its Board of Trustees as required by the Company's declaration of trust, bylaws and the laws of Maryland. Nominations of persons for election to the Board of Trustees may be made at an annual meeting of shareholders (i) pursuant to the Trust's notice of meeting, (ii) by or at the direction of the Trustees or (iii) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in the Company's bylaws, who is entitled to vote at the meeting and who complied with the notice procedures set forth in the Company's bylaws. Only such persons who are nominated in accordance with the procedures set forth in the Company's bylaws shall be eligible to serve as Trustees. The Company's declaration of trust requires that a majority of the Company's trustees must not be officers or employees of the Company or affiliates of any subsidiary of the Company or any partnership which is an affiliate of the Company ("Independent Trustees"). There are presently seven trustees, including five Independent Trustees. The Board of Trustees held 11 meetings during 2000, and all of the Trustees attended at least 75% of those meetings.

     The Board of Trustees presently has an Audit Committee and a Compensation Committee. The Board of Trustees has no standing Nominating Committee and the entire Board of Trustees acts in such capacity. The Board may, from time to time, form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Trustees.

     Audit Committee. The Board of Trustees has established an Audit Committee which currently consists of three Independent Trustees, Messrs. Steinhart, Riggs and Parker. The Board of Trustees has adopted a written charter for the Audit Committee attached hereto as Annex A. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held 2 meetings during 2000.

     Compensation Committee. The Board of Trustees has established a Compensation Committee which currently consists of three Independent Trustees, Messrs. Riggs, Wilson and Hynes. The Compensation Committee determines compensation for the Company's executive officers, establishes salaries of and awards of performance-based bonuses to the Company's executive officers, and determines awards of restricted shares and grants of share options under the Company's share incentive plans. The Compensation Committee held 3 meetings during 2000.

                TRUSTEES AND EXECUTIVE OFFICERS OF THE COMPANY

Trustees and Executive Officers

     The following table sets forth certain information with respect to the Trustees and executive officers of the Company. The Board of Trustees currently consists of seven members, five of whom are Independent Trustees.


          Name              Age                                 Position with Company
          ----              ---   -----------------------------------------------------------------------------------

Michael V. Prentiss         57    Chairman of the Board of Trustees (Class III - Term will expire in 2002)
Thomas F. August            52    President, Chief Executive Officer and Trustee (Class I - Term will expire in 2003)
Thomas J. Hynes, Jr.        61    Independent Trustee (Class III - Term will expire in 2002)
Barry J.C. Parker           53    Independent Trustee (Class III - Term will expire in 2002)
Dr. Leonard M. Riggs, Jr.   58    Independent Trustee (Class II - Term will expire in 2004 if Proposal is approved)*
Ronald G. Steinhart         60    Independent Trustee (Class II - Term will expire in 2004 if Proposal is approved)*
Lawrence A. Wilson          65    Independent Trustee (Class I - Term will expire in 2003)
Dennis J. DuBois            55    Executive Vice President and Managing Director, Southwest Region
Lawrence J. Krueger         45    Executive Vice President and Managing Director, Midwest Region
Robert K. Wiberg            44    Executive Vice President and Managing Director, Mid-Atlantic and Southeast Regions
Christopher M. Hipps        39    Senior Vice President and Managing Director, Western Region
Michael A. Ernst            40    Senior Vice President and Chief Financial Officer
_________________
*Messrs. Riggs and Steinhart have been nominated for re-election at the Annual
Meeting to be held on May 9, 2001.


     The following are biographical summaries of the executive officers of the Company and the Trustees not standing for re-election:


Michael V. Prentiss serves as Chairman of the Board of the Company. Prior to October of 1999, Mr. Prentiss also held the position of Chief Executive Officer of the Company and had served in such capacity since the Company's formation in October 1996. Mr. Prentiss, the founder of the Manager, has over 27 years experience in real estate development, acquisitions, and investment management and has acquired or developed properties with an aggregate value in excess of $4 billion. From 1987 to 1992, he served as President and Chief Executive Officer of the Manager, and since 1992, he has served as its Chairman and Chief Executive Officer. From 1978 to 1987, Mr. Prentiss served as President of Cadillac Urban, Executive Vice President and member of the Board of Directors of The Cadillac Fairview Corporation Limited ("Cadillac Fairview"), and a member of Cadillac Fairview's Executive Committee. Cadillac Urban was the largest business unit of Cadillac Fairview, responsible for all of its office, mixed-use and suburban office park development activity in the U.S. and Canada. Prior to 1978, Mr. Prentiss was President of Ackerman Development Company. Mr. Prentiss is a Baker Scholar graduate of Harvard Graduate School of Business Administration. He holds a Bachelor of Science degree in Civil Engineering and a B.A. degree in Business Administration from Washington State University.

THOMAS F. AUGUST, age 52, serves as President and Chief Executive Officer and Trustee of the Company and has served in such capacity since October of 1999 when he became Chief Executive Officer. Prior to that time he was President and Chief Operating Officer since the Company's formation in October 1996. Mr. August had served as President and Chief Operating Officer of Prentiss Properties Limited, Inc., an affiliate of the Company (the "Manager"), since 1992. From 1987 to 1992, Mr. August served as Executive Vice President and Chief Financial Officer of the Manager. From 1985 to 1987, Mr. August served in executive capacities with Cadillac Fairview Urban Development, Inc. ("Cadillac Urban"). Prior to joining Cadillac Urban in 1985, Mr. August was Senior Vice President of Finance for Oxford Properties, Inc., in Denver, Colorado, an affiliate of a privately-held Canadian real estate firm. Previously, he was a Vice President of Citibank, responsible for real estate lending activities in the upper Midwest. Mr. August holds a B.A. degree from Brandeis University and an MBA degree from Boston University.


THOMAS J. HYNES, JR. serves as an Independent Trustee, hereinafter defined, of the Company and has served in such capacity since the Company's formation in October 1996. Mr. Hynes is President of Meredith & Grew Incorporated, a Boston-based real estate brokerage firm, and has served in that capacity since 1988. Mr. Hynes has been employed by Meredith & Grew Incorporated since 1965 during which time he has held various offices. Mr. Hynes holds a B.A. degree from Boston College.


BARRY J.C. PARKER serves as an Independent Trustee of the Company and has served in such capacity since the Company's formation in October 1996. Mr. Parker is a private investor and is a past President and Chief Executive Officer of Luby's, Inc., a chain of 538 restaurants. Mr. Parker is also a past Chairman of the Board, President and Chief Executive Officer of County Seat, Inc., a nationwide chain of 750 specialty apparel stores. Prior to joining County Seat, Inc. in 1985, Mr. Parker worked for the Children's Place, Inc. for 10 years and held various offices with that company including Senior Vice President and Chief Financial Officer. Mr. Parker worked for Federated Department Stores, Inc. prior to 1975 and held various management positions with that company's F&R Lazarus Department Store division. Mr. Parker holds a B.A. degree from Washington University in St. Louis and an MBA degree from the University of Pennsylvania's Wharton School of Finance and Commerce.


LAWRENCE A. WILSON, age 65, currently serves as an Independent Trustee of the Company and has served in such capacity since the Company's formation in October 1996. Mr. Wilson is Chairman of The Beck Company and President and Chief Executive Officer of HCBECK, Inc., a construction and real estate services company, each of which are members of The Beck Group. Mr. Wilson also serves as a director of TU Electric. Mr. Wilson holds an L.L.B. degree from the Woodrow Wilson College of Law in Atlanta, Georgia and is a graduate of the Emory University Advanced Management Program.


DENNIS J. DUBOIS serves as Executive Vice President and the Managing Director of the Company's Southwest Region. In such role, he is responsible for overall asset management, leasing, property management and development for the Company's
5.5 million square foot office porfolio in Dallas, Austin, Denver and Houston. Mr. DuBois has served as Executive Vice President of the Company from 1994 and from 1987 to 1993 as its General Counsel. He has more than 28 years of real estate experience in acquisitions, development and leasing of major buildings and mixed-use urban properties. Beginning in 1981, Mr. DuBois served as General Counsel for Cadillac Urban. Before joining Cadillac Urban in 1981, Mr. DuBois was a partner in a prominent Baltimore law firm. Mr. DuBois holds a B.A. degree from the University of Massachusetts and a J.D. from the University of Maryland Law School. He is a member of the Order of the Coif and a member of the Bar in the state of Maryland.

University of Massachusetts and a J.D. from the University of Maryland Law School. He is a member of the Order of the Coif and a member of the Bar in the state of Maryland.


LAWRENCE J. KRUEGER serves as Executive Vice President and the Managing Director of the Company's Midwest Region. Mr. Krueger has served in that capacity for the Manager since 1994. He served as Senior Vice President--Development of the Manager from 1990 to 1994, Vice President--Development of the Manager from 1987 to 1990 and Vice President--Development of Cadillac Urban from 1986 to 1987. Mr. Krueger holds a B.A. degree in Business from Indiana University and a Masters degree in Urban Land Economics and Real Estate Investment Analysis from the University of Wisconsin. He is a member of the National Association of Industrial and Office Parks and the Industrial Development Research Council.


ROBERT K. WIBERG serves as Executive Vice President and the Managing Director of the Company's Mid-Atlantic and Southeast Regions. His responsibilities include the development, acquisitions, leasing, construction, property management and asset management activities in these regions. The portfolio of properties Mr. Wiberg overseas includes 4.2 million square feet of owned property and another
8.5 million square feet of managed properties. Mr. Wiberg has worked in the Company's Washington D.C. office since 1988, and prior to that served as a Development Officer in the Company's Los Angeles, Atlanta and Dallas offices. Mr. Wiberg holds an MBA from the University of California at Berkeley, a Master of City and Regional Planning degree from Harvard University, and a B.A. degree from Cornell University. He has served on the Board of Directors of the Northern Virginia Chapter of NAICP and holds a Virginia real estate license.


CHRISTOPHER M. HIPPS serves as the Senior Vice President and Managing Director of the Company's West Region. Mr. Hipps is responsible for all business activities of the West Region including acquisitions, development, strategic planning and implementation of the annual business plan. Mr. Hipps started his career in the Washington, D.C. offices of Cadillac Fairview leasing the award-winning 1001 Pennsylvania Avenue. He subsequently was responsible for marketing activities for the Company's master-planned development, Fairview Park, located in Northern Virginia. In 1992, Mr. Hipps moved to the Company's corporate office in Dallas, Texas. While in Dallas, he has held various responsibilities, including CBD leasing assignments, the Company's acquisitions in Houston, regional marketing of the Company's property management business and work on the development of properties in Austin, Texas. Mr. Hipps holds a Texas real estate license and has been involved in various organizations such as NAIOP and the Real Estate Council. He received a BBA from Southern Methodist University.


MICHAEL A. ERNST serves as Senior Vice President and Chief Financial Officer of the Company and has responsibility for capital planning, financial strategy, corporate accounting, raising capital, evaluating new investment opportunities and investor relations. Mr. Ernst joined the Company in 1997 as Vice President and Treasurer and was promoted to Chief Financial Officer in March 1999. Prior to joining the Company, Mr. Ernst served as a Senior Vice President in Bank of America's Real Estate Finance Group where he managed a team of lenders covering national accounts including many public real estate companies. Mr. Ernst holds an MBA with a focus on Real Estate and Finance, and a B.A. in American Government, both from the University of Virginia. Mr. Ernst has been a member of the Associate Leadership Council of the Real Estate Council and is currently a member of the executive committee of the Board of Directors of the Dallas Area Habitat for Humanity.


Terms of Office

     The officers of the Company are elected annually by the Board of Trustees at a meeting held before each annual meeting of shareholders, or as soon thereafter as necessary and convenient in order to fill vacancies or newly created offices. Each officer holds office until his successor is duly elected and qualified or until death, resignation or removal, if earlier. Any officer or agent elected or appointed by the Board of Trustees may be removed by the Board of Trustees whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires executive officers and Trustees, and persons who beneficially own more than 10% of the Common Shares, to file initial reports of ownership and reports of changes in ownership with the SEC. Officers, Trustees and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies furnished to the Company and representations from the executive officers and Trustees, the Company believes that all Section 16(a) filing requirements for the year ended December 31, 2000 applicable to its executive officers, Trustees and greater than 10% beneficial owners were satisfied. Based on written representations from the executive officers and Trustees, the Company believes that no Forms 5 for Trustees, officers and greater than 10% beneficial owners were required to be filed with the SEC for the period ended December 31, 2000.

                            EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

     During 2000, the Company's Compensation Committee of the Board of Trustees consisted of Messrs. Hynes, Riggs and Wilson, all of whom are Independent Trustees. The Company did not have a policy during 2000 prohibiting its executive officers from participating in deliberations of the Board of Trustees regarding executive compensation. Consequently, Messrs. Prentiss and August, who are also trustees of the Company, were present during, and participated in, the deliberations of the Board of Trustees regarding executive compensation during 2000. However, Messrs. Prentiss and August did not vote with respect to such actions by the Board of Trustees and the Compensation Committee.

Summary Compensation Table

     The following table sets forth the annual and long-term compensation with respect to the Chief Executive Officer of the Company and the Company's four most highly compensated executive officers other than the Chief Executive Officer (the "named executive officers") for services rendered during 2000, 1999 and 1998.

                                                                                                        Long-Term
                                                       Annual Compensation                             Compensation
                                             -----------------------------------------         -----------------------------
                                                                              Other                             Securities
                                                                              Annual            Restricted      Underlying
       Name and Principal                                                    Compen-             Stock           Options,
          Position                  Year     Salary ($)     Bonus($)(1)      sation($)          Awards ($)       SARs (#)(2)
          --------                  ----     ----------     -----------      ---------        --------------     -----------
Michael V. Prentiss...............  2000      $ 314,584      $  418,400      $  37,839        $ 1,190,625(3)         150,000
 Chairman of the Board              1999        297,917         363,000          1,746            514,063(4)          75,000
                                    1998        266,666         299,063             --                 --                 --

Thomas F. August..................  2000      $ 303,250      $  409,200      $  26,856        $ 1,190,625(3)         150,000
 President and Chief                1999        265,417         269,500(5)      15,538            370,125(4)          55,000
 Executive Officer                  1998        237,500         221,113             --                 --                 --

Lawrence J. Krueger...............  2000      $ 191,289      $  160,000      $  42,533        $   395,200(6)          46,000
 Executive Vice President           1999        182,292         140,000        144,165            158,886(4)          22,725
 and Managing Director,             1998        180,112         100,761         33,425(7)         477,969(8)              --
 Midwest Region

Robert K. Wiberg..................  2000      $ 180,307      $  145,000      $   4,610        $   395,200(6)          48,000
 Executive Vice President           1999        171,875         141,150(5)       4,228            166,310(4)          23,790
 and Managing Director,             1998        164,167         112,000          5,224            136,563(8)          50,000
 Mid-Atlantic and
 Southeast Regions

Christopher M. Hipps..............  2000      $ 194,426      $  110,000      $ 122,025        $   335,920(6)          40,000
 Senior Vice President and          1999        156,667          50,000(5)      98,385(9)         101,990(4)          34,600
 Managing Director,                 1998        125,000          75,000        259,408(9)         136,563(8)           5,000
 Western Region

________________________
(1) Bonuses represent amounts earned by the respective executive officers during the referenced year, although paid subsequent to such year. The Company historically pays bonuses each March for the prior year. Bonuses earned in 2000 were deferred by Messrs. Prentiss, August, Krueger, Wiberg and Hipps pursuant to the KEYSOP Plan.

(2) All options, with the exception of those granted to Messrs. Prentiss and August, referenced in 2000 were granted on February 28, 2001 as incentive compensation awards under the 1996 Share Incentive Plan based on the Company's performance in 2000. The options referenced in 2000 for Messrs. Prentiss and August were granted on May 26, 2000. All options referenced in 1999 were granted on March 1, 2000, as incentive compensation awards under the 1996 Share Incentive Plan based on the Company's performance in 1999, except that 20,000 of Mr. Hipps' options that were granted to Mr. Hipps in April of 1999 were in connection with his promotion to Senior Vice President and Managing Director of the Western Region.
(3) Represents the value, as of the grant date, May 26, 2000, of 50,000 and 50,000 Common Shares granted to Messrs. Prentiss and August, respectively as incentive compensation awards based on the Company's performance in 2000.
(4) Represents the value, as of the grant date of 25,000, 18,000, 7,727, 8,088, and 4,960 Common Shares granted to Messrs. Prentiss, August, Krueger,
    Wiberg and Hipps, respectively, as incentive compensation awards under the 1996 Share Incentive Plan based on the Company's performance in 1999. As of March 30, 2001, Messrs. Prentiss, August, Krueger, Wiberg and Hipps had no other restricted stock holdings other than in the amounts shown in the table above.
(5) These amounts represent bonuses for 1999, however, Messrs. August, Hipps and Wiberg elected to defer all or a portion pursuant to the KEYSOP Deferred Compensation Plan.
(6) Represents the value, as of the grant date of 16,000, 16,000 and 13,600 Common Shares granted to Messrs. Krueger, Wiberg and Hipps, respectively, as incentive compensation awards under the 1996 Plan based on the Company's performance in 2000.
(7) Represents amounts paid by the predecessor of the Manager (the "Predecessor Company") to the indicated named executive officers for services rendered to the Predecessor Company prior to the initial public offering.
(8) Represents the value, as of the grant date on February 6, 1998, of 17,500, 5,000 and 5,000 Common Shares granted to Messrs. Krueger, Wiberg and Hipps, respectively.
(9) Represents amounts paid to Mr. Hipps in his capacity as a leasing agent prior to his promotion to Senior Vice President and Managing Director of the Western Region in April 1999.


Option Grants in Last Fiscal Year

     The following table sets forth information regarding grants of options to the Company's named executive officers during the 2000 fiscal year. The options were granted pursuant to the Company's 1996 Share Incentive Plan. No SARs were granted during 2000. For additional information on and certain terms of options, see "--1996 Share Incentive Plan."

                                                       Individual Grants
                                    -----------------------------------------------------------
                                                        Percentage                                        Potential Realizable
                                                          of Total                                          Value at Assumed
                                     Number of            Options                                         Annual Rates of Stock
                                    Securities           Granted to      Exercise                        Price Appreciation for
                                    Underlying          Employees in      or Base       Expir-             Option Term ($)(2)
                                      Options             Fiscal           Price         ation         --------------------------
Name                                Granted (#)           Year(1)        ($/share)       Date             5% ($)         10% ($)
- ----                                -----------           -------        ---------     --------        --------------------------
Michael V. Prentiss...........          150,000             18.8%        $ 23.8125     05/26/10        $2,246,333      $5,692,640
Thomas F. August..............          150,000             18.8%          23.8125     05/26/10         2,246,333       5,692,640
Lawrence J. Krueger...........           46,000              5.8%           24.700     02/28/11           714,550       1,810,807
Robert K. Wiberg..............           48,000              6.0%           24.700     02/28/11           745,617       1,889,538
Christopher M. Hipps..........           40,000              5.0%           24.700     02/28/11           621,348       1,574,615

________________________

(1) Represents the percentage of options granted to all employees during 2000. Options to purchase a total of 796,500 Common Shares were granted for the year 2000.
(2) In accordance with the rules of the SEC, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect the Company's estimates or projections of future prices of our Common Shares. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Shares, the option holder's continued employment through the option period, and the date on which the options are exercised.

Option Exercises in Last Fiscal Year

     The following table sets forth certain information regarding the exercise of stock options during the last completed year and the fiscal year-end value of unexercised options held by the named executive officers as of December 31, 2000. For additional information on and certain terms of options, see "--1996 Share Incentive Plan." Options to purchase 37,000 Common Shares were exercised by the named executive officers during 2000.

                                                                  Number of Securities
                                                                 Underlying  Unexercised            Value of Unexercised
                              Shares                                   Options at                   In-the-Money Options
                            Acquired On        Value               Fiscal Year-End(#)             at Fiscal Year-End($)(1)
                            ------------       -----               ------------------             ------------------------
         Name               Exercise (#)     Realized ($)     Exercisable     Unexercisable    Exercisable     Unexercisable
         ----               ------------     ------------     -----------     -------------    -----------     -------------
Michael V. Prentiss....               --               --        $453,429          $358,333     $2,903,996        $1,435,416
Thomas F. August.......               --               --         223,944           305,000      1,372,362         1,185,000
Lawrence J. Krueger....               --               --         125,000            22,725        698,438           159,075
Robert K. Wiberg.......           25,000         $100,000          58,333            40,457         89,063           166,530
Christopher M. Hipps...           12,000           82,462          18,000            29,600        114,458           202,304

_______________________
(1) Value for "in-the-money" options represents the positive spread between the respective exercise prices of outstanding options and the closing price of the Common Shares on the New York Stock Exchange of $26.9375 per Common Share on December 31, 2000.

Savings Plan

     The Company, Prentiss Properties Acquisition Partners, L.P. (the "Operating Partnership") and designated subsidiaries, including the Manager (each, a "Participating Employer"), have adopted, the Employee Savings Plan & Trust (the "401(k) Plan") of the Predecessor Company, which originally adopted the 401(k) Plan in 1987. Prior service with the Predecessor Company is credited in full as service with the Company or a Participating Employer for all purposes under the 401(k) Plan, including eligibility and vesting.

     The 401(k) Plan is a defined contribution plan that is qualified under
Section 401(k) of the Internal Revenue Code of 1986. Contributions made by employees or by the Company to the plan, and income earned on these contributions, are not taxable to employees until withdrawn from the plan. Each employee of the Company and a Participating Employer may enroll in the 401(k) Plan on March 1, June 1, September 1, and December 1 after completing one year and 1,000 hours of service and attaining age 21 (an enrolled employee is a "Plan Participant"). Plan Participants are immediately vested in their pre-tax and after-tax contributions, matching and discretionary Company contributions, and earnings thereon.

     The 401(k) Plan permits each Plan Participant to elect to defer up to 15% of base compensation, subject to the annual statutory limitation ($10,500 for 2000, $10,000 for 1999 and 1998 and $9,500 for 1997 and 1996) prescribed by
Section 402(g) of the Internal Revenue Code, on a pre-tax basis. The Company and the Participating Employers will make matching contributions equal to 25% of amounts deferred up to 6% of the Participant's compensation.

     For the years 2000 and 2001, the Company will make an additional matching contribution in total of $600,000 to the 401K Plan. This matching contribution will be in addition to the match participating employees currently receive. The first portion of the additional match was $300,000 and was available to all employees who made contributions to their account during the calendar year 2000 and were employees as of December 31, 2000. The second additional match will be $300,000 and will be available to all employees who make contributions to their accounts during 2001 and are employees as of December 31, 2001. The second match will be made in January 2002.

Share Purchase Plan

     The Company has adopted a Share Purchase Plan. Under the Share Purchase Plan, employees of the Company, the Operating Partnership, and designated subsidiaries (the Operating Partnership and designated subsidiaries shall hereinafter be referred to as "Affiliates"), including the Manager, are able to purchase Common Shares directly from the Company at a 25% discount to the then-current market value at the date of purchase for the first $10,000 of an individual employee's payroll deduction. Subsequent purchases of Common Shares may be made at a 15% discount. An employee's purchases, on an annual basis, under the Share Purchase Plan will be limited to the lesser of 20% of the employee's base salary or $25,000. The maximum number of Common Shares that may be purchased under the Share Purchase Plan is 500,000. Employees who participate in the plan will recognize income, and the Company will be allowed a business expense deduction, equal to the discount at the time of a purchase. A total of 151,188 Common Shares have been issued under the Share Purchase Plan with 185 individuals participating in 2000.

KEYSOP Deferred Compensation Plan

     The Company has adopted a Key Employee Share Option Plan (the "KEYSOP Deferred Compensation Plan"). Pursuant to the KEYSOP Deferred Compensation Plan, officers and other selected employees of the Company, the Operating Partnership and designated subsidiaries, including the Manager, who earn bonuses have the option of deferring the payment of such bonuses. Such deferred compensation may be used to purchase various mutual funds and/or Common Shares at a 15% discount to the then-current market value at the date of the purchase, which is the same discount available to all employees under the Share Purchase Plan, or other investments offered through the KEYSOP Deferred Compensation Plan. If a participant elects to purchase Common Shares with the deferred bonus compensation, the Company will purchase Common Shares on the open market and place them in a trust for the benefit of such participant. Such trust may deliver Common Shares held for the benefit of a participant beginning 6 months from the date they were placed in the trust. The purpose of the KEYSOP Deferred Compensation Plan is to provide a vehicle for the payment of compensation otherwise payable to the participants, in a form that will provide incentives and rewards for meritorious performance and encourage the participants' continuance as employees. The KEYSOP Deferred Compensation Plan is administered by the Compensation Committee.

1996 Share Incentive Plan

     Prior to the Company's initial public offering, the Board of Trustees adopted, and the sole shareholder of the Company approved, the 1996 Share Incentive Plan for the purpose of attracting and retaining executive officers, Trustees and employees. The 1996 Share Incentive Plan is administered by the Compensation Committee (the "Administrator") of the Board of Trustees, or its delegate. The

Compensation Committee may not delegate its authority with respect to grants and awards to individuals subject to Section 16 of the Exchange Act.

     Officers and other employees of the Company, the Operating Partnership and designated subsidiaries, including the Manager, generally will be eligible to participate in the 1996 Share Incentive Plan. The Administrator selects the individuals who will participate in the 1996 Share Incentive Plan (the "Participants"). No Participant may be granted, in any calendar year, options to purchase more than 390,000 Common Shares or SARs that cover more than 390,000 Common Shares. Options granted with tandem SARs shall be treated as a single award for purposes of applying the limitation in the preceding sentence. No Participant may be issued, in any calendar year, more than 50,000 Common Shares pursuant to an award of Restricted Shares (defined below) or Performance Shares (defined below).

     The 1996 Share Incentive Plan currently authorizes the issuance of up to 4,500,000 Common Shares. The Plan provides for the grant of (1) share options not intended to qualify as incentive share options under Section 422 of the Internal Revenue Code, (2) Performance Shares, (3) SARs, issued alone or in tandem with options, (4) Restricted Shares, which are contingent upon the attainment of performance goals or subject to vesting requirements or other restrictions and (5) incentive awards. The Administrator prescribes the conditions that must occur for Restricted Shares to vest or for Performance Shares to vest and incentive awards to be earned.

     The Company's incentive compensation awards are designed to reward and motivate key employees for achieving financial and operational objectives and increasing long term value of the Common Shares. Incentive compensation is paid annually through a combination of stock option and restricted stock awards based upon the achievement of target objectives for certain performance measures for the most recently completed fiscal year. The Administrator uses equal weightings of total shareholder return and the Company's performance relative to its peer group of REITs as its primary performance measures for determining incentive compensation awards. To a lesser degree, such determination will also be influenced by growth in funds from operations per share, and for certain participants, the performance of the employee's department or division. Incentive compensation amounts actually paid are determined based on whether the "threshold," "target" or "maximum" pre-determined levels for each performance measure are met. If target performance is achieved each participant's total compensation will be between the median and 75th percentile of the market competitive incentive remuneration practices found among the Company's peer group of REITs. Should the Company exceed its target performance levels the total compensation to each participant should approximate the 75th percentile of such competitive practices, while if less than target performance is achieved the total compensation will be substantially below the median of such competitive practices. Annual incentives will not be awarded if the "threshold" levels of performance are not realized.

     The Company believes that its incentive award program further aligns the interests of its executives with those of the Company's shareholders since share-related compensation is directly tied to shareholder value. Stock options and restricted shares awarded under this aspect of the 1996 Share Incentive Plan vest 33.3% per annum beginning one year following the anniversary of the award grant.

     In connection with the grant of options under the 1996 Share Incentive Plan, the Administrator will determine the option exercise period and any vesting requirements. An option may be exercised for any number of whole shares less than the full number for which the option could be exercised. A Participant will have no rights as a shareholder with respect to Common Shares subject to his or her option until the option is exercised. To the extent an option has not become exercisable at the time of a Participant's termination of employment, it will be forfeited unless the Administrator exercises its discretion to accelerate vesting for the Participant. If a Participant is terminated due to dishonesty or similar reasons, all unexercised options, whether vested or unvested, will be forfeited. Any Common Shares subject to options which are forfeited (or expire without exercise) pursuant to the vesting requirement or other terms established at the time of grant will again be available for grant under the 1996 Share Incentive Plan. The exercise price of options granted under the 1996 Share Incentive Plan may not be less than the fair market value of the Common Shares on the date of grant. Payment of the exercise price of an option granted under the 1996 Share Incentive Plan may be made in cash, cash equivalents acceptable to the Compensation Committee or, if permitted by the option agreement, by exchanging Common Shares having a fair market value equal to the option exercise price.

     As of March 17, 2001 there were 7 Trustees and approximately 625 employees of the Company eligible to receive options under the 1996 Share Incentive Plan. As of March 17, 2001, 4,146,312 options had been granted under the 1996 Share Incentive Plan, 433,532 of which had been exercised, 493,244 of which had been forfeited and 3,219,536 of which remained outstanding as of such date. A total of 565,732 Common Shares remain available for grant as of March 17, 2001. To see a table setting forth information regarding grants of options to the Company's executive officers during the 2000 fiscal year, see "-Option Grants in Last Fiscal Year." No SARs were granted under the 1996 Share Incentive Plan in 2000.

     No option, SAR, Restricted Shares, incentive award or Performance Shares may be granted under the 1996 Share Incentive Plan after December 31, 2006. The Board of Trustees may amend or terminate the 1996 Share Incentive Plan at any time, but an amendment will not become effective without shareholder approval if the amendment materially (1) increases the number of shares that may be issued under the 1996 Share Incentive Plan (other than adjustments provided in the 1996 Share Incentive Plan); (2) changes the eligibility requirements; or (3) increases the benefits that may be provided under the 1996 Share Incentive Plan. No amendment will affect a Participant's outstanding award without the Participant's consent.

     The Board of Trustees has approved, and is submitting to the Shareholders for their approval, an amendment to the 1996 Share Incentive Plan that increases by 500,000 shares the aggregate number of the Company's Common Shares that may be issued under the 1996 Share Incentive Plan. See "Proposal 2-Amendment of the 1996 Share Incentive Plan."

Trustees Share Incentive Plan

     Pursuant to the Trustees Plan, the Company may grant nonqualified options to purchase Common Shares to the Company's Independent Trustees. Pursuant to the Trustees Plan, each Independent Trustee receives quarterly grants of Common Shares having a fair market value of approximately $6,250 on the date of issuance. Each Independent Trustee automatically receives an option for 10,000 Common Shares on the date of the first Board of Trustees meeting following the annual meeting of shareholders at which the Independent Trustee is first elected to the Board of Trustees. However, an Independent Trustee who is first elected or appointed to the Board of Trustees other than at an annual meeting of shareholders will receive an option for 10,000 Common Shares on the date of such election or appointment. Independent Trustees are granted options to purchase 7,500 Common Shares annually on July 1.

     The exercise price of options granted under the Trustees Plan is the fair market value of a Common Share on the date of grant. Options granted under the Trustees Plan upon election or appointment of an Independent Trustee become exercisable for 2,500 shares on each of the first through fourth anniversaries of the date of grant, provided that the Trustee is a member of the Board of Trustees on such anniversary date. Annual options granted to an Independent Trustee are fully vested and exercisable when granted. The maximum number of Common Shares issuable under the Trustees Plan is 200,000 Common Shares.

     As of March 17, 2001 there were 5 Trustees of the Company eligible to receive options under the Trustees' Share Incentive Plan. As of March 17, 2001, 137,500 options which had been granted under the Trustees' Share Incentive Plan, none of which had been exercised, none of which had been forfeited and all of which remained outstanding as of such date. A total of 200,000 Common Shares remain available for grant as of March 17, 2001. To see a table setting forth information regarding grants of options to the Company's executive officers during the 2000 fiscal year, see "Executive Compensation - Option Grants in Last Fiscal Year." No SARs were granted under the Trusteees' Share Incentive Plan in 2000.

Trustee Compensation

     Currently, Trustees who are executive officers or employees of the Company receive no compensation as such for service as members of either the Board of Trustees or committees thereof. Independent Trustees receive a fee of $1,250 plus expenses for attendance in person at each meeting of the Board of Trustees, $500 for each telephonic meeting of the Board of Trustees and $750 for each committee meeting attended. The fee for attending committee meetings is only paid when a committee meeting is not held on the same day as a meeting of the Board of Trustees. Each member of the Audit Committee receives $3,000 annually. Independent Trustees are also eligible to receive Common Shares and options to purchase Common Shares pursuant to the Trustees Plan as discussed above. See "-
- -Trustees Share Incentive Plan."

Employment Agreements

     Messrs. Prentiss and August entered into employment agreements with the Company on October 22, 1996. Mr. Prentiss' agreement was amended and restated effective February 14, 2001 and has an initial employment term of five years. Mr. Prentiss' agreement is renewable upon mutual agreement of both parties. Mr. August's agreement was amended and restated effective May 10, 2000 and has an initial employment term of three years. Mr. August's agreement will automatically be renewed for successive one-year periods unless otherwise terminated pursuant to the agreement. Messrs. Prentiss' and August's agreements provide for 2001 base annual compensation of $350,000 for Mr. Prentiss and $330,000 for Mr. August. Incentive compensation for Messrs. Prentiss and August is to be determined by the Compensation Committee. Mr. Prentiss' employment agreement provides for an annual $50,000 increase in base salary. Mr. August's agreement provides that the Compensation Committee may approve increases in the base salary. Each of the employment agreements provides for certain severance payments in the event of a change in control of the Company, disability or termination by the Company without cause or by the employee with cause. No other employee of the Company is employed pursuant to an employment agreement.

     The terms of Messrs. Prentiss' and August's employment agreements require that Messrs. Prentiss and August devote substantially all of their business time to the affairs of the Company. These agreements also, subject to certain exceptions, prohibit them from engaging, directly or indirectly, during the term of their employment plus the period beginning on the date of the termination of employment with the Company and ending on the second anniversary of such date, in any activity anywhere in the U.S. that competes with the Company.

     Mr. DuBois entered into a noncompetition agreement with the Company on October 22, 1996 that, subject to certain limited exceptions, prohibits him from engaging, directly or indirectly, in Competitive Activities in the Southeastern U.S. and the Southwestern U.S. during the Noncompetition Period. In the event of an involuntary termination of Mr. DuBois' employment, the agreement does not prohibit him from engaging in Competitive Activities, but, during the Noncompetition Period, does prohibit him from (i) soliciting any employee of the Company to leave his or her job and (ii) soliciting any client or identified potential client of the Company during the Noncompetition Period.

Severance Plans

     The Company, by unanimous consent of the Board of Trustees, terminated the Company's Change in Control Severance Protection Plan for Key Employees (the "Key Employee Plan") and the Company's Change in Control Severance Protection Plan for Hourly and Salaried Non-Officer Employees (the "Hourly and Non-Officer Employee Plan") on September 21, 2000. For one year after the date of termination of the plans, both plans will be in effect as to the severance granted pursuant to the termination of individuals after a change in control of the Company.

     Both the Key Employee Plan and the Hourly and Non-Officer Employee Plans provide severance benefits to individuals terminated otherwise than for cause upon a change in control of the Company. Under the Hourly and Non-Officer Employee Plan, terminated employees will generally receive severance pay equal to the employee's base salary multiplied by the number of full and partial years that the employee has been employed by the Company. Under the Key Employee Plan, terminated key employees, as defined in the plan, will receive severance benefits equal to their annual salary plus an additional amount depending on the key employee's classification under the plan.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

To the Board of Trustees of Prentiss Properties Trust:

     The Compensation Committee is responsible for establishing and administering compensation policies, establishing salaries of and awarding performance-based bonuses to the Company's executive officers, and determining awards of restricted shares and grants of share options under the Company's share plans. The Compensation Committee's policy is to devise and implement compensation for the Company's officers and employees which shall be commensurate with their position and determined with reference to compensation paid to similarly situated employees and officers of companies that are deemed by the Compensation Committee to be comparable to the Company. The Compensation Committee of the Board of Trustees is comprised of Messrs. Hynes, Riggs and Wilson. None of the members of the Compensation Committee is an employee or officer of the Company.

Base Compensation and Bonuses

     Pursuant to the directive of the Compensation Committee and the Board of Trustees of the Company, the compensation of the executive officers for 2000 was established as follows:

                       Executive Officer                     Annual Base Salary
                       -----------------                     -------------------
     Michael V. Prentiss, Chairman of the Board                $317,000    (1)
     Thomas F. August, President and CEO                        310,000    (1)
     Lawrence J. Krueger, Executive Vice President              193,000    (2)
     Robert K. Wiberg, Executive Vice President                 182,000    (2)
     Christopher M. Hipps, Senior Vice President                181,000    (2)
_______________________
(1) The base salary for Messrs. Prentiss and August is paid by the Operating Partnership.

(2) The base salary for Messrs. Krueger, Wiberg and Hipps is paid by the Manager.

     The Compensation Committee will determine annually a bonus plan for the Company's officers, with any future Common Share bonus awards to be issued to the executive officers through the 1996 Share Incentive Plan.

Share Options under the 1996 Share Incentive Plan

     The Compensation Committee approved the grant of share options to the following executive officers pursuant to the 1996 Share Incentive Plan, as follows:

                                                                      Number of Shares Subject to Options
                                                                      -----------------------------------
                                                                   1997         1998          1999        2000
             Executive Officer                                    Awards       Awards        Awards      Awards
             -----------------                                    ------       ------        ------      ------
Michael V. Prentiss, Chairman of the Board                        200,000          --        75,000      150,000
Thomas F. August, President and CEO                               150,000          --        55,000      150,000
Lawrence J. Krueger, Executive Vice President                          --          --        22,725       46,000
Robert K. Wiberg, Executive Vice President                             --      50,000        23,790       48,000
Christopher M. Hipps, Senior Vice President                            --       5,000        34,600       40,000

     The 1997 options were granted on May 6, 1997 to Messrs. Prentiss and August and vest at the rate of 331/3% per year over a three-year period commencing on the third anniversary of the date of grant. The exercise price for each option is $23.625, which represents the closing price for the Common Shares on the New York Stock Exchange on May 6, 1997.

     On February 6, 1998, Mr. Wiberg, Executive Vice President and Managing Director of the Mid-Atlantic and Southeast Regions, was granted 50,000 options to purchase shares which vest at the rate of 33 1/3% per year over a three-year period commencing on the date of grant. The exercise price is $27.312, which represents the closing price for the Common Shares on the New York Stock Exchange on February 6, 1998.

     On November 30, 1998, Mr. Hipps, Senior Vice President and Managing Director of the West Region was granted 5,000 options to purchase shares which vest at the rate of 33 1/3% per year over a three year period commencing on the date of grant. The exercise price is $23.375, which represents the closing price for the Common Shares on the New York Stock Exchange on November 30, 1998. Also, on April 15, 1999, Mr. Hipps was granted 20,000 options to purchase shares which vest at the rate of 33 1/3% per year over a three year period commencing on the date of the grant. The exercise price is $19.8750, which represents the closing price for the Common Shares on the New York Stock Exchange on April 15, 1999.

     Based upon the Company's performance for the 1999 fiscal year, the Company's named executive officers were awarded incentive compensation in the form of stock options and restricted stock grants on March 1, 2000. The options and restricted stock were granted pursuant to the Company's 1996 Share Incentive Plan and are listed in the long-term compensation columns of the Summary Compensation Table.

     Based upon the Company's performance for the 2000 fiscal year, the Company's named executive officers were awarded incentive compensation in the form of stock options and restricted stock grants. The options and restricted stock were granted pursuant to the Company's 1996 Share Incentive Plan and are listed in the long-term compensation columns of the Summary Compensation Table.

     None of the above-referenced options have been exercised; however, Mr. Hipps and Mr. Wiberg exercised a portion of options they received in 1996. See "Executive Compensation - Option Exercises in Last Fiscal Year." The Compensation Committee may also award shares of Restricted Shares, performance shares or SARs to the Company's executive officers pursuant to the 1996 Share Incentive Plan. All such awards have been reflected herein.

Chairman of the Board and CEO Compensation

     In determining the appropriate compensation for the Company's Chairman of the Board and Chief Executive Officer, the Compensation Committee is guided by the Company's performance, competitive practices, and the Compensation Committee's policy, as discussed above, of determining compensation with reference to the compensation paid to similarly situated executives of comparable companies. Appropriate adjustments in the compensation of the Company's Chairman of the Board and Chief Executive Officer are considered concurrently with similar adjustments made for the Company's other executive officers.

     Messrs. Prentiss' and August's compensation was adjusted to $317,000 and $310,000, respectively, in 2000 for 2000. In addition, Messrs. Prentiss and August received a bonus in March 2001 for the 2000 year of $418,400 and $409,200, respectively.

     Messrs. Prentiss' and August's compensation was adjusted to $302,500 and $269,500, respectively, in 1999 for 1999. In addition, Messrs. Prentiss and August received a bonus in March 2000 for the 1999 year of $363,000 and $269,500, respectively. Bonuses were paid in 1999 for 1998 to Mr. Prentiss in the amount of $299,063 and to Mr. August in the amount of $221,113 and in 1998 for 1997 to Mr. Prentiss in the amount of $235,913 and to Mr. August in the amount of $209,700. In determining these amounts, the Compensation Committee reviewed cash compensation levels for executive officers of other publicly traded REITs with approximately comparable levels of capitalization as the Company and for various other REITs as reported by the National Association of Real Estate Investment Trust's annual

Study of Executive Compensation, prepared by FPL Associates, an independent executive compensation consulting firm based in Chicago, Illinois.

     This report has been furnished by the members of the Compensation
Committee.

                                       Thomas J. Hynes, Jr.
                                       Leonard M. Riggs, Jr.
                                       Lawrence A. Wilson

                               PERFORMANCE GRAPH

     The following performance graph compares the change in the cumulative total shareholder return on the Common Shares for the period October 22, 1996, which was the first day the Common Shares traded on the New York Stock Exchange, through December 31, 2000, with the changes in the S&P 500 Index, the SNL Securities Office/Industrial REIT Index and the National Association of Real Estate Investment Trusts Equity Index (the "NAREIT Equity Index") for the same period. The performance graph assumes a base share price of $100 for the Common Shares on October 22, 1996 and each index for comparative purposes. Total return equals appreciation in share price plus dividends paid, and assumes that all dividends are reinvested. The performance graph is not necessarily indicative of future investment performance. Information in the performance graph was compiled by SNL Securities L.C.

                                                                    Period Ending
                                       -------------------------------------------------------------------------
Index                                  10/16/96     12/31/96     12/31/97     12/31/98     12/31/99     12/31/00
- ----------------------------------------------------------------------------------------------------------------
Prentiss  Properties Trust               100.00       126.57       149.98       128.32       133.99       181.50
S & P 500                                100.00       105.54       140.77       180.95       219.03       199.08
SNL Office/Industrial REITs              100.00       119.60       150.15       124.24       127.77       173.08
NAREIT All Equity REIT Index             100.00       117.04       140.75       116.11       110.75       139.06

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     The following table sets forth information, as of March 17, 2001, regarding each person known to the Company to be the beneficial owner of more than 5% of its Common Shares outstanding. Unless otherwise indicated, such Common Shares are owned directly and the indicated entity has sole voting and investment power with respect thereto.

 Name and Address                     Amount and Nature of     Percent of
of Beneficial Owner                   Beneficial Ownership      Class (1)
- -------------------                   --------------------     ----------

CRA Real Estate Securities, LP           2,945,504 (2)            8.0%
   259 N. Radnor Chester Road
   Suite 205
   Radnor,  PA  19087

Security Capital Group, Inc.             3,773,585 (3)            9.3%
   125 Lincoln Avenue
   Santa Fe, NM  87501
____________________
(1) Based on 36,670,971 Common Shares outstanding as of March 17, 2001.

(2) Based solely upon information contained in the Schedule 13G/A, filed with the SEC on February 14, 2000.

(3) Includes 3,773,585 Common Shares issuable upon conversion of Series D Cumulative Convertible Redeemable Preferred Shares of Beneficial interest upon 60 days prior written notice.

Security Ownership of Management

     The following table sets forth the beneficial ownership of Common Shares as of March 17, 2001, by (1) each person who is a trustee of the Company; (2) each of the named executive officers of the Company; and (3) the trustees and executive officers of the Company as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person has sole voting and investment power.

Name of Beneficial Owner                        Number of Shares Beneficially              Percent of All
- ------------------------                        -----------------------------              --------------
                                                          Owned(1)                       Common Shares (1)
                                                          --------                       -----------------
Michael V. Prentiss (2)...................               3,231,825                               8.4%
Thomas F. August (3)......................                 708,577                               1.8%
Thomas J. Hynes, Jr. (4)..................                  31,856                               0.1%
Barry J.C. Parker (4).....................                  35,856                               0.1%
Dr. Leonard M. Riggs, Jr. (4).............                  38,356                               0.1%
Ronald G. Steinhart (4)...................                  40,856                               0.1%
Lawrence A. Wilson (4)....................                  30,856                               0.1%
Michael A. Ernst..........................                  85,675                               0.2%
Dennis J. DuBois..........................                 292,246                               0.8%
Lawrence J. Krueger.......................                 191,103                               0.5%
Robert K. Wiberg..........................                 130,578                               0.3%
Christopher M. Hipps......................                  62,045                               0.2%
Other Employees...........................               1,073,559                               2.8%
Totals:                                                  5,953,388                              15.5%

(1) In computing the number of Common Shares beneficially owned by a person, Common Shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days of the record date are deemed outstanding for such person but are not deemed to be outstanding for purposes of computing the ownership percentage for any other person. In addition, the computation of the number of Common Shares beneficially owned by a person assumes that all units of beneficial interest in the Operating Partnership (the "Units") held by the person are redeemed for Common Shares. The total number of Common Shares outstanding used in calculating the percentage of all Common Shares and Units assumes that all of the Units held by other persons are redeemed for Common Shares.

(2) Includes 545,095 of the 811,762 Common Shares issuable upon the exercise of options granted under the 1996 Share Incentive Plan, 611,762 of which vest in equal installments on each of the first three anniversaries of the date of the grant and 200,000 Common Shares which vest in equal installments on each of the third, fourth and fifth anniversaries of the date of grant.
    Also includes Units redeemable for 262,733 Common Shares, Units redeemable for 333,387 Common Shares which are held in a trust of which Mr. Prentiss is not a trustee, and of which Mr. Prentiss disclaims beneficial ownership and 896,878 Common Shares owned by certain Grantor Retained Annuity Trusts established by Mr. Prentiss, of which Mr. Prentiss disclaims beneficial ownership.

(3) Includes 292,277 of the 528,944 Common Shares issuable upon the exercise of options granted under the 1996 Share Incentive Plan, 378,944 of which vest in equal installments on each of the first three anniversaries of the date of the grant and 150,000 which vest in equal installments on each of the third, fourth and fifth anniversaries of the date of grant. Includes Units redeemable for 88,576 Common Shares. Also includes 116,518 Common Shares owned by certain Grantor Retained Annuity Trusts established by Mr. August, of which Mr. August disclaims beneficial ownership.

(4) The Independent Trustees receive a fee of $25,000 per year payable quarterly in Common Shares and options to purchase 7,500 Common Shares which vest immediately. The table includes the vested portion of the 10,000 Common Shares issuable upon the exercise of options granted under the Trustees Plan, which vested in equal installments over a four-year period on the anniversary date of the grant and includes 5,000, 5,000 and 7,500 Common Shares issuable upon the exercise of options granted under the Trustee's Plan on July 1, 1998, July 1, 1999 and July 3, 2000, respectively, which were fully vested when granted.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sharing of Offices and Employees

     The Company shares executive offices and certain employees with the Manager. Each of the Company and the Manager bears its share of costs including allocable portions of rent, salaries, office expenses, employee benefits and various fixtures and equipment. To the extent that services are provided between the companies, such estimated costs are allocated to the related party. The total estimated costs allocated between the Company and the Manager from January 1, 2000 throughout December 31, 2000 totaled $3,700,000.

Officer Loan Program

     In June 1999, the Operating Partnership granted certain employees (the "Borrowers") of the Company, the Operating Partnership, and designated subsidiaries, including the Manager, loans (the "Loans"). Each unsecured Loan has a term of five years, accrues interest at 7% per annum and is with recourse as to the Borrower. Borrowers will make payments to the Operating Partnership quarterly at a rate equal to the original principal amount of the Loans multiplied by the percentage obtained by dividing the amount of the quarterly dividend declared by the Company per Common Share by the closing price of a Common share on the date(s) amounts were advanced.

     The Loans contain loan forgiveness provisions with the purpose of securing the continued and future employment services of the Borrowers. One-third of the unpaid principal amount of each Loan will be forgiven on the third, fourth and fifth anniversaries of the Loan grant, provided that there has been no default by the Borrower, including termination of the Borrower's employment.

     The aggregate amount of all Loans was $4,200,000. The amount of indebtedness of the executive officers of the Company is set forth in the table below.

                     Name                      Loan Principal Balance
                     ----                      ----------------------
               Thomas F. August                     $437,732.00
               Robert K. Wiberg                      340,458.00
               Lawrence J. Krueger                   340,458.00
               Dennis J. DuBois                      340,458.00
               Michael A. Ernst                      194,546.00
               Christopher M. Hipps                  194,546.00

                                 PROPOSAL TWO

                  AMENDMENT OF THE 1996 SHARE INCENTIVE PLAN

Proposed Amendment

     On March 4, 2001, the Board of Trustees approved the Third Amendment to the 1996 Share Incentive Plan (the "Third Amendment"), subject to Shareholder approval at the Annual Meeting. The Third Amendment increases the aggregate number of the Company's Common Shares that may be issued under the 1996 Share Incentive Plan by 500,000 shares to 5,000,000 Common Shares. The Third Amendment will not be implemented if it is not approved by a majority of the votes cast at the Annual Meeting by Shareholders present in person or by proxy. The full text of the proposed Third Amendment to the 1996 Share Incentive Plan is contained in Annex B of this proxy statement.

Recommendation

     The Board believes that increasing the aggregate number of Common Shares that may be issued under the 1996 Share Incentive Plan is necessary to recruit and retain key employees by enabling such persons to participate in the future success of the Company and its Affiliates and to associate their interests with those of the Company and its shareholders. THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE 1996 SHARE INCENTIVE PLAN.

Summary of the 1996 Share Incentive Plan

     The following paragraphs summarize the material features of the 1996 Share Incentive Plan. The summary is subject, in all respects, to the terms of the 1996 Share Incentive Plan. The Company will provide promptly, upon request and without charge, a copy of the full text of the 1996 Share Incentive Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to Prentiss Properties Trust, 3890 W. Northwest Highway, Suite 400, Dallas, Texas 75220, Attention: Corporate Secretary.

     Prior to the Company's initial public offering, the Board of Trustees adopted, and the sole shareholder of the Company approved, the 1996 Share Incentive Plan for the purpose of attracting and retaining executive officers, Trustees and employees. The 1996 Share Incentive Plan is administered by the Compensation Committee (the "Administrator") of the Board of Trustees, or its delegate. The Compensation Committee may not delegate its authority with respect to grants and awards to individuals subject to Section 16 of the Exchange Act.

     Officers and other employees of the Company, the Operating Partnership and designated subsidiaries, including the Manager, generally will be eligible to participate in the 1996 Share Incentive Plan. The Administrator selects the individuals who will participate in the 1996 Share Incentive Plan (the "Participants"). No Participant may be granted, in any calendar year, options to purchase more than 390,000 Common Shares or SARs that cover more than 390,000 Common Shares. Options granted with tandem SARs shall be treated as a single award for purposes of applying the limitation in the preceding sentence. No Participant may be issued, in any calendar year, more than 50,000 Common Shares pursuant to an award of Restricted Shares (defined below) or Performance Shares (defined below).

     The 1996 Share Incentive Plan currently authorizes the issuance of up to 4,500,000 Common Shares. The Plan provides for the grant of (1) share options not intended to qualify as incentive share options under Section 422 of the Internal Revenue Code, (2) Performance Shares, (3) SARs, issued alone or in tandem with options, (4) Restricted Shares, which are contingent upon the attainment of performance goals or subject to vesting requirements or other restrictions and (5) incentive awards. The Administrator prescribes the conditions that must occur for Restricted Shares to vest or for Performance Shares to vest and incentive awards to be earned.

     The Company's incentive compensation awards are designed to reward and motivate key employees for achieving financial and operational objectives and increasing long term value of the Common Shares. Incentive compensation is paid annually through a combination of stock option and restricted stock awards based upon the achievement of target objectives for certain performance measures for the most recently completed fiscal year. The Administrator uses equal weightings of total shareholder return and the Company's performance relative to its peer group of REITs as its primary performance measures for determining incentive compensation awards. To a lesser degree, such determination will also be influenced by growth in funds from operations per share, and for certain participants, the performance of the employee's department or division. Incentive compensation amounts actually paid are determined based on whether the "threshold," "target" or "maximum" pre-determined levels for each performance measure are met. If target performance is achieved each participant's total compensation will be between the median and 75th percentile of the market competitive incentive remuneration practices found among the Company's peer group of REITs. Should the Company exceed its target performance levels the total compensation to each participant should approximate the 75th percentile of such competitive practices, while if less than target performance is achieved the total compensation will be substantially below the median of such competitive practices. Annual incentives will not be awarded if the "threshold" levels of performance are not realized.

     The Company believes that its incentive award program further aligns the interests of its executives with those of the Company's shareholders since share-related compensation is directly tied to shareholder value. Stock options and restricted shares awarded under this aspect of the 1996 Share Incentive Plan vest 33.3% per annum beginning one year following the anniversary of the award grant.

     In connection with the grant of options under the 1996 Share Incentive Plan, the Administrator will determine the option exercise period and any vesting requirements. An option may be exercised for any number of whole shares less than the full number for which the option could be exercised. A Participant will have no rights as a shareholder with respect to Common Shares subject to his or her option until the option is exercised. To the extent an option has not become exercisable at the time of a Participant's termination of employment, it will be forfeited unless the Administrator exercises its discretion to accelerate vesting for the Participant. If a Participant is terminated due to dishonesty or similar reasons, all unexercised options, whether vested or unvested, will be forfeited. Any Common Shares subject to options which are forfeited (or expire without exercise) pursuant to the vesting requirement or other terms established at the time of grant will again be available for grant under the 1996 Share Incentive Plan. The exercise price of options granted under the 1996 Share Incentive Plan may not be less than the fair market value of the Common Shares on the date of grant. Payment of the exercise price of an option granted under the 1996 Share Incentive Plan may be made in cash, cash equivalents acceptable to the Compensation Committee or, if permitted by the option agreement, by exchanging Common Shares having a fair market value equal to the option exercise price.

     As of March 17, 2001 there were 7 Trustees and approximately 625 employees of the Company eligible to receive options under the 1996 Share Incentive Plan. As of March 17, 2001, 4,146,312 options had been granted under the 1996 Share Incentive Plan, 433,532 of which had been exercised, 493,244 of which had been forfeited and 3,219,536 of which remained outstanding as of such date. A total of 565,732 Common Shares remain available for grant as of March 17, 2001. To see a table setting forth information regarding grants of options to the Company's executive officers during the 2000 fiscal year, see "-Option Grants in Last Fiscal Year." No SARs were granted under the 1996 Share Incentive Plan in 2000.

     No option, SAR, Restricted Shares, incentive award or Performance Shares may be granted under the 1996 Share Incentive Plan after December 31, 2006. The Board of Trustees may amend or terminate the 1996 Share Incentive Plan at any time, but an amendment will not become effective without shareholder approval if the amendment materially (1) increases the number of shares that may be issued under the 1996 Share Incentive Plan (other than adjustments provided in the 1996 Share Incentive Plan); (2) changes the eligibility requirements; or (3) increases the benefits that may be provided under the 1996 Share Incentive Plan. No amendment will affect a Participant's outstanding award without the Participant's consent.

Tax Consequences

     The grant of a non-qualified option ("NQO") will not result in taxable income to the participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

     The exercise of an NQO through the delivery of previously acquired stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the participant at the time of the exercise. The excess shares will have a new holding period for capital gain purposes and a basis equal to the value of such shares determined at the time of exercise.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL TWO. PROXIES SOLICITED BY THE BOARD OF TRUSTEES WILL BE SO VOTED UNLESS OTHERWISE SPECIFIED.

                                PROPOSAL THREE

               SHAREHOLDER PROPOSAL CONCERNING RIGHTS AGREEMENT

     Service Employees International Union, 1313 L Street NW, Washington, D.C. 20005, reporting beneficial ownership of 134 Common Shares, has given notice that it intends to present the following resolution at the annual meeting:

Resolution

     Resolved: The shareholders of Prentiss Properties Trust (the Company) request the Board of Directors redeem the shareholder rights issued in February, 1998 unless such issuance is approved by the affirmative vote of the outstanding shareholders, to be held as soon as is practicable.

Supporting Statement

     In February 1998 the Board of Directors of Prentiss Properties Trust issued, without shareholder approval, certain shareholder rights pursuant to a Shareholder Rights Plan. These rights are a type of anti-takeover device, commonly referred to as a "poison pill," which, in our opinion, injure shareholders by reducing management accountability and adversely affecting shareholder value in our opinion.

     While management and the Board of Directors should have the appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, the future possibility of takeover does not justify the unilateral imposition of a poison pill. As Nell Minow and Robert Monks note in their book Power and Accountability, poison pills "amount to major de facto shifts of voting rights away from shareholders to management, on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders."

     Last year, for the fifth consecutive year, shareholder anti-poison pill proposals averaged votes of more than 50% according to a survey of the Investor Responsibility Research Center. Last year, a majority of shareholders at Quaker Oats, Anheuser-Busch, Baxter International, Electronic Data Systems, Mattel and Southwest Airlines among others, voted in favor of proposals asking management to redeem or repeal poison pills. In addition, the Council of Institutional Investors - an organization of large corporate and public pension plans - calls for shareholder approval of all poison pills in its Shareholder Bill of Rights.

     To assure shareholders that management and Board of Directors respect the right of shareholders to participate in the fundamental decisions that affect the Company's governance and performance, we urge the Company to redeem the Shareholders Rights Plan or subject it to a vote as soon as may be practical.

The Board of Trustees and the Company's Response and Statement in Opposition

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL THREE FOR THE FOLLOWING REASONS:

     The Board of Trustees' primary objective in adopting the rights agreement, referred to in the remainder of this section as the Rights Plan, was, and continues to be, the preservation and maximization of the Company's value for all shareholders. Before approving the Rights Plan, the Board of Trustees carefully reviewed available information pertaining to shareholder rights plans generally and considered various factors for and against adopting a shareholder rights plan. The Board of Trustees also drew on its collective experience with many other corporations and its intimate knowledge of the Company's own business, prospects and circumstances. In addition, the Board of Trustees noted that over 2,000 public companies have adopted shareholder rights plans.

     The Board of Trustees believes that there is substantial empirical evidence that the Rights Plan will better position the Board of Trustees to achieve the best result for all shareholders in the event there is a bid for the Company.
In fact, in a 1997 study Georgeson & Company, Inc. analyzed the effect of shareholder rights plans on company stock prices and takeover attempts based on statistical data of 319 merger and acquisition transactions from the period between 1992 and 1996 and concluded the following:

     . premiums paid to acquire companies with shareholder rights plans averaged 8 percentage points higher than premiums paid to acquire companies without such plans;

     . the presence of shareholder rights plans contributed an estimated additional $13 billion in shareholder value in the merger and acquisition transactions studied, and shareholders of acquired companies without shareholder rights plans sacrificed an estimated $14.5 billion in potential premiums;

     . the presence of a shareholder rights plan did not increase the likelihood of the withdrawal of a friendly bid nor the defeat of a hostile bid; and

     . shareholder rights plans did not reduce the likelihood of a company becoming a takeover target (in fact, companies with shareholder rights plans had a slightly higher takeover rate than companies without plans).

     A shareholder rights plan is an important tool for corporate governance. The Rights Plan is not intended to, and will not, prevent a takeover on terms determined by the Board of Trustees to be fair and equitable to all shareholders, nor is it intended as a deterrent to a shareholder's initiation of a proxy contest. In addition, a shareholder rights plan is not intended to and will not eliminate the obligation of directors to exercise their fiduciary duties. The Rights Plan is designed, instead, to encourage any potential acquirer to negotiate directly with the Board of Trustees, which the Company believes is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of shareholders and to protect shareholders against abusive tactics during a takeover process. The Board of Trustees has a fiduciary duty to its shareholders to consider any legitimate offer for the Company and generally act in the shareholders' best interests.
The Company and the Board of Trustees believe that, if there were no rights plan in place, the Board of Trustees would not be able to exercise proper diligence or adequately consider an offer in the type of "crisis" environment that typically occurs when a potential acquiror makes a hostile tender offer. The Rights Plan allows the Board of Trustees to carry out its fiduciary duties carefully and thoughtfully, with time to consider all relevant information. If the Board of Trustees, in the exercise of its fiduciary duties, determines that an offer adequately reflects the value of the Company and is in the best interests of all shareholders, the Rights Plan provides that the Board of Trustees may redeem the rights. Thus, the Board of Trustees believes that rather than deterring good faith negotiations between a potential acquirer and the Board of Trustees, the Rights Plan will assist the Board of Trustees in maximizing the price paid to all shareholders in the event the Company is acquired.

     The Board of Trustees is an independent board elected by the shareholders, with a majority of its members being outside directors who are not employed by the Company. If presented with an unsolicited bid for the Company, these outside trustees must act in a manner that is independent of management and consistent with the Board of Trustees' fiduciary duties under Maryland law. The Board believes that the fact that a majority of its members are outside trustees ensures that the Rights Plan will not be misused to reduce management accountability or otherwise entrench management.

     The Company believes that, by providing it and the Board of Trustees with a tool that allows the careful consideration of takeover offers, the Rights Plan is in the best interests of its shareholders, who would like a higher premium for their shares; its tenants, who want a stable environment; and our employees, who want the Company to grow without the Board of Trustees or the management team being distracted by inadequate offers, insufficiently funded offers or decision-making prompted by crises.

     The Board believes that the adoption of the Rights Plan is appropriately within the scope of responsibilities of the Board, acting on behalf of all shareholders. The adoption of the Rights Plan accords with the Board's responsibilities for the management of the Company's affairs and the issuance of securities and does not require shareholder approval under Maryland law or the rules of the New York Stock Exchange. Redeeming the rights would remove an important tool that the Board should have for the protection of shareholders. Consequently, the Board believes that any decision to redeem the Rights Plan should be made in the context of a specific acquisition proposal.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE AGAINST PROPOSAL THREE. PROXIES SOLICITED BY THE BOARD OF TRUSTEES WILL BE VOTED AGAINST PROPOSAL THREE UNLESS OTHERWISE SPECIFIED.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     The Board of Trustees will provide for the presentation of proposals by shareholders at the 2002 annual meeting of shareholders, provided that such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC regarding shareholder proposals, and the Company's bylaws, a copy of which is available upon written request from the Secretary of the Company. Shareholder proposals intended to be submitted for presentation at the 2002 annual meeting of shareholders of the Company must be in writing and must be received by the Company at its executive offices on or before December 1, 2001, for inclusion in the Company's proxy statement and the form of proxy relating to the 2002 annual meeting.

                          AUDIT COMMITTEE DISCLOSURE

     The Board of Trustees has established an Audit Committee which currently consists of three Independent Trustees, Messrs. Steinhart, Riggs and Parker. The Board of Trustees has adopted a written charter for the Audit Committee attached hereto as Annex A. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held 2 meetings during 2000.

     PricewaterhouseCoopers LLP has served as independent auditor for the Company and its subsidiaries for the year ended December 31, 2000 and will continue to so serve for the year ending December 31, 2001 until and unless changed by action of the Board of Trustees. A representative of PricewaterhouseCoopers, LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions.

     Audit Fees. Fees for fiscal year 2000 are $183,500.

     Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers, LLP did not render any services related to financial information systems design and implementation for the fiscal year 2000.

     All Other Fees. Aggregate fees filed for all other services rendered by PricewaterhouseCoopers LLP for fiscal year 2000 are $326,128.

     Report of the Audit Committee. In connection with the fiscal year 2000 financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and (3) received and discussed with the auditors the matters required by Independence Standards Board Statement No. 1 and considered the compatibility of non-audit services with the auditor's independence. Based on these reviews and discussions, the Audit Committee has recommended to the Board of Trustees, and the Board of Trustees has approved that the Company's audited financial statements be included in the Securities and Exchange Commission Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                          INCORPORATION BY REFERENCE

     With respect to any future filings with the SEC into which this Proxy Statement is incorporated by reference, the material under the headings "Compensation Committee Report on Executive Compensation" and "Performance Graph" shall not be incorporated into such future filings.

                          ANNUAL REPORT AND FORM 10-K

     Accompanying this Proxy Statement is a copy of the Company's Annual Report to Shareholders for the year ended December 31, 2000, which contains financial and other information pertaining to the Company. Each Annual Report to Shareholders includes the Company's Form 10-K for the year ended December 31, 2000, including the financial statements and financial statement schedules filed by the Company with the SEC. The Annual Report and the Form 10-K do not form any part of the materials for the solicitation of proxies.

     The Company will furnish to each beneficial owner of Common Shares entitled to vote at the Annual Meeting, upon written request to Thomas F. August, the Company's President and Chief Executive Officer, at 3890 W. Northwest Highway, Suite 400, Dallas, Texas, 75220, telephone (214) 654-0886, an additional copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, including the financial statements and financial statement schedules filed by the Company with the SEC.


                                 OTHER MATTERS

     The Board of Trustees knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

                                             By Order of the Board of Trustees


                                             /s/ Michael V. Prentiss
                                             -----------------------------------
                                             Michael V. Prentiss,
                                             Chairman of the Board

Dallas, Texas
March 30, 2001

                                    Annex A

                           PRENTISS PROPERTIES TRUST


                            AUDIT COMMITTEE CHARTER

Organization

     There shall be a committee of the Board of Trustees to be known as the audit committee. The audit committee shall be composed of Trustees who are financially literate, independent of the management of the corporation and are free of any relationship that, in the opinion of the Board of Trustees, would interfere with their exercise of independent judgment as an audit committee member. Such independence will be further evaluated in light of the applicable rules of the Securities Exchange Commission and the New York Stock Exchange.
The audit committee shall consist of at least three members. In addition to the financial literacy required of all members, at least one member of the audit committee shall have accounting or related financial management expertise, as the Board of Trustees interprets such qualification in its business judgement.

Statement of Policy

     The audit committee shall provide assistance to the corporate Trustees in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the Trustees, the independent auditors, and the financial management of the corporation.

Responsibilities

     In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Trustees and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:

     . Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

     . Review with the independent auditors, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the audit committee periodically should review company policy statements to determine their adherence to the code of conduct.

     . Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

     . Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors evaluation of the corporation's financial and accounting personnel, and the cooperation that the independent auditors received during the course of the audit.

     . Provide opportunity for Management to discuss directly with the members of the audit committee the independent auditors' performance.

     . Review accounting and financial human resources and succession planning within the company.

     . Discuss quarterly earnings results by telephone with the audit committee Chairman prior to their release to the public each quarter and review annual earnings with the audit committee prior to their release to the public.

     . Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each audit committee meeting with, the Board of Trustees.

     . Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

     . Review the performance of the independent auditors and make recommendations to the Board of Trustees regarding the appointment, termination and independence of the independent auditors. Provided however, that the independent auditors are ultimately accountable to the Board of Trustees, who have the ultimate authority and responsibility to select, evaluate and replace the independent auditors as appropriate.

     . The audit committee is responsible for ensuring that the independent auditor submits on a periodic basis to the audit committee a formal written statement delineating all relationships between the auditor and the company and the audit committee is responsible for actively engaging n a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and for recommending that the Board of Trustees take appropriate action in response to the independent auditors' report to satisfy itself of the independent auditors' independence.

     . Reviewing with management and the independent auditors significant risks and exposures, audit activities and significant audit findings and include a discussion of the auditor's opinion regarding quality of numbers and disclosure.

     . Reviewing the powers of the audit committee annually and reporting and making recommendations to the Board of Trustees on these responsibilities.

     . Holding such regular meetings as may be necessary (anticipate having four each year with each meeting taking place immediately preceding the quarterly board meetings) and such special meetings as may be called by the Chairman of the audit committee.

     . Considering such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the external audit of the Company as the audit committee may, in its discretion, determine to be advisable.

     .  Elect the Chairman of the audit committee annually.

     . Discuss annually with management and the independent auditors the Company's current property market values and how such values compare to the current property book carrying values. Discuss any accounting and reporting issues resulting from such review.

     . Meet once annually with the Company's General Counsel to discuss legal matters that may have a significant impact on the financial statements.

     . Instruct the independent auditors that the audit committee expects to be advised immediately of any areas that require its special attention.

     . Request management to advise the audit committee when it seeks a second opinion on a significant accounting issue and when independent auditors other than the primary independent auditor are to be used and the rationale for using them.

     . Review the Company's Policy Guide on Standards of Conduct and management's procedures for monitoring and ensuring compliance.

     .  Annually review this Charter for its adequacy.

                                    Annex B

                            THIRD AMENDMENT TO THE
                           PRENTISS PROPERTIES TRUST
                           1996 SHARE INCENTIVE PLAN


     This Third Amendment to the Prentiss Properties Trust 1996 Share Incentive Plan (the "Plan") as amended by the First Amendment to the Plan, dated effective as of May 6, 1997, and the Second Amendment to the Plan, dated effective as of May 5, 1998, hereby amends the Plan as follows effective as of March ___, 2001:

     1. Section 5.01 which describes the maximum aggregate number of shares issuable under the Plan, is hereby amended by deleting the fourth sentence and inserting in its place the following sentence:

          "The maximum aggregate number of Shares that may be issued under this Plan is 5,000,000 Shares, subject to increase and adjustment as provided in this Article V and Article XII."

     2. As amended by the foregoing, the Plan shall remain in full force and effect.


Dated: _________, 2001


                                       PRENTISS PROPERTIES TRUST


                                       By:
                                           -----------------------------
                                           Thomas F. August
                                           President and Chief Executive Officer

                                  Appendix A

[X] Please mark your
    votes as in this
    example

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Items 1 and 2 and AGAINST Item
3. This proxy will be voted, in the discretion of proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

- ---------------------------------------------------------------------------------------------------------
The Board of Trustees recommends a vote FOR such nominee and FOR amendment to the 1996 Share Incentive Plan. The Board of Trustees recommends a vote against the shareholder proposal.
- ---------------------------------------------------------------------------------------------------------
1. Election of two   FOR    WITHHELD      2. Approval of an amendment to the   FOR    AGAINST    ABSTAIN
   Class II members   [ ]      [ ]           Company's 1996 Share Incentive    [ ]      [ ]        [ ]
   to the Board of                           Plan (the "1996 Plan") to
   Trustees                                  increase the aggregate number
                                             of the Company's common shares
                                             of beneficial interest, par
Nominees: Dr. Leonard M. Riggs, Jr.          value $0.01 per share (the
          Ronald G. Steinhart                "Common Shares") that may be
                                             issued under the 1996 Plan by
                                             500,000 Common Shares
For each of the nominees other than
the following, for which vote is          3. One shareholder proposal if       FOR    AGAINST    ABSTAIN
withheld:                                    presented  at the annual          [ ]      [ ]        [ ]
                                             meeting
- ------------------------------------
- ---------------------------------------------------------------------------------------------------------
                                             Note: Please sign exactly as name appears hereon. Joint
                                             owners should each sign. When signing as attorney, executor, administrator,  trustee or guardian, please give full title as such

                                             ------------------------------------------------------
                                             SIGNATURE(S)

                                             ------------------------------------------------------
                                             NAME (Please Print)                    DATE

                           PRENTISS PROPERTIES TRUST

             Proxy Solicited on Behalf of Trustees of the Company
                     For the Annual Meeting on May 9, 2001

     The undersigned hereby constitutes and appoints Gregory S. Imhoff, Secretary and J. Kevan Dilbeck, General Counsel and each of them (the "Proxy Committee"), his or her true and lawful agents and proxies, with full power of substitution in each to represent the undersigned at the annual meeting of shareholders of Prentiss Properties Trust to be held at the Embassy Suites Hotel, 3880 W. Northwest Highway, Dallas, Texas 75220, on Wednesday, May 9, 2001, and at any adjournments or postponements thereof, on all matters coming before said meeting.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated March 30, 2000 and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment or postponement thereof.

     You are encouraged to specify your choice by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Trustee's recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card. Action taken pursuant to this proxy card will be effective as to all the shares (whether common or preferred, and if preferred, of any class or series) that you own.